UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2004

Celsion Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-14242	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10220-L Old Columbia Road, Columbia, Maryland	21046-1705
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (410) 290-5390

(Former name or former address, if changed since last report)

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Item 1.01. Entry in a Material Definitive Agreement

On December 8, 2004, Celsion Corporation (“Celsion” or the “Company”) entered into an employment agreement with Dr. Augustine Y Cheung (the “Cheung Agreement”), pursuant to which Dr. Cheung will continue to serve as the Company’s Chief Executive Officer and Chief Scientific Officer. The Cheung Agreement is for a term of three years, effective January 1, 2004. Also on December 8, the Company entered into an employment agreement with Anthony P. Deasey, pursuant to which Mr. Deasey will continue to serve as the Company’s Chief Operating Officer and Chief Financial Officer (the “Deasey Agreement” and, with the Cheung Agreement, the “Agreements”). The Deasey Agreement is for a term of two years effective January 1, 2004.

The Agreements contain certain common provisions. First, they provide for a severance payment of two times the executive’s base salary at the time of termination plus the average of his bonuses for the prior two years (the “Reference Amount”) in the event (A) that the Company terminates the Agreement other than for “cause” (as defined in the Agreements) or upon the death or disability of the executive; (B) the executive terminates the Agreement upon the occurrence of (i) a material adverse change in the executive’s duties or authority, (ii) of a “prohibited event” (as described below), (iii) a bankruptcy filing or similar action by or against the Company; or (iii) another material breach of the Agreement by the Company; or (C) of termination of the executive’s employment by the Company, at the end of the term of the Agreement, in the case of Dr. Cheung, in at least one of the capacities of President, Chief Executive Officer or Chief Scientific Officer and, in the case of Mr. Deasey, in the capacities of Executive Vice President, Chief Operating Officer and Chief Financial Officer, on terms substantially similar to those of the Agreement (such events being referred to as “Triggering Event”). Second, they provide for a severance payment equal to 2.99 times the executive’s Reference Amount in the event of termination of the executives employment upon a Triggering Event within two years following a “change in control” (as described below), or, if within such two-year period (i) there is a material adverse change in the executive’s compensation or benefits, or (ii) any successor to the Company does not assume the Company’s obligation under the Agreement, and the executive terminates his employment. The Agreements also provide that such severance is payable upon a change in control if the executive elects to terminate employment commencing with the sixth and ending with the 12th month following the change in control. Third, in the circumstances in which the executive is entitled to 2.99 the Reference Amount, all unvested options under the Agreements vest and become immediately exercisable. Fourth, both Agreements carry forward stock options granted under prior employment agreements. Under the Agreements, A “change of control” is deemed to occur (i) if any person becomes the direct or indirect beneficial owner of more than 40% of the combined voting power of the Company’s then-outstanding securities; (ii) there is a change in a majority of the directors in office; (iii) the Company engages in a merger, asset sale, tender offer or other transaction after which the holders of the Company’s voting securities before the transaction do not continue to hold at least 50% of the voting securities of the Company or its successor after the transaction; or (iv) upon the complete liquidate or dissolution of the Company or the disposition of substantially all of its assets. Finally, both of the Agreements contain customary confidentiality and other provisions.

The Cheung Agreement provides for a Base Salary of $300,000per annum subject to annual review. Under this Agreement, a “prohibited event” exists if Dr. Cheung is not continuously a member of the Board of Directors and at least one of the President, Chief Executive Officer or Chief Scientific Officer of the Company. In addition, in the event of accelerated vesting of options, such options will remain exercisable for their stated terms.

The Deasey Agreement provides for a Base Salary of $275,000 per annum, subject to annual review. Under this Agreement, a “prohibited event” exists if Mr. Deasey is not continuously at least an Executive Vice President and the Chief Operating Officer and Chief Financial Officer of the Company. In addition, the Deasey Agreement provides that, in the event of a termination of the Agreement by the executive as a result of a material adverse change in his duties or authority, all options will remain exercisable for the lesser of ten years or the longest period permitted by law. In all other cases of accelerated vesting, the options will remain exercisable for their stated terms.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Employment Agreement Effective January 1, 2004 between Celsion Corporation and Augustine Y. Cheung

99.2	Employment Agreement Effective January 1, 2004 between Celsion Corporation and Anthony P. Deasey

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: December 9, 2004	By:	/s/ Augustine Y. Cheung
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Employment Agreement Effective January 1, 2004 between Celsion Corporation and Augustine Y. Cheung

99.2	Employment Agreement Effective January 1, 2004 between Celsion Corporation and Anthony P. Deasey